SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15d) of the
                        Securities Exchange Act of 1934
                        -------------------------------
      Date of Report (date of earliest event reported): September 10, 1999


                               MLC HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                  0-28926                 54-1817218
        State or other jurisdiction  (Commission File Number) (I.R.S. Employer
                 of incorporation)                          Identification No.)

                400 HERNDON PARKWAY, SUITE B, HERNDON, VA 20176
                    (Address of principal executive offices)

                                 (703) 834-5710
              (Registrant's telephone number, including area code)
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ITEM 5.  OTHER EVENTS

MLC Holdings Inc.(the "Company") has announced on September 1, 1999 that it had executed a definitive agreement with Centura Bank (a wholly owned subsidiary of Centura Banks, Inc.- NYSE "CBC") to acquire all the stock of its wholly owned subsidiary CLG, Inc. The agreement is subject to MLC's Board of Directors approval. After the Board of Director approval MLC may still terminate the acquisition by payment of a penalty of $250,000. The purchase price is $36.5 million dollars payable in a combination of cash and stock of MLCH. CLG, Inc. is a technology leasing company based in Raleigh, NC and has total assets of approximately $94.5 million dollars. Included as exhibits to this filing are the initial press release, corrective press release and the Stock Purchase Agreement.

There was no affiliation or relationship between the Company, its affiliates, officers, or directors or associates of such persons and CLG, Inc. or Centura Bank or Centura Banks, Inc. prior to the execution of the agreement.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:   September 13, 1999                 By:  /s/ PHILLIP G. NORTON

                                            Phillip G. Norton
                                            Chairman and Chief Executive Officer


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                                    EXHIBIT INDEX


The following exhibits are filed as part of this report:

      Exhibit No.                          Item

          4.1 Stock Purchase Agreement by and among MLC Holdings, Inc,, CLG Inc., and Centura Bank as the sole shareholder CLG, Inc. Dated as of August 31, 1999

          99.1      Press Release and Corrective  Press Release dated  September
                    1, 1999



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